                                                                   EXHIBIT 10.39


                      FIRST AMENDMENT TO AGREEMENT OF LEASE

         This First Amendment to Agreement of Lease ("First Amendment") is dated for reference purposes only March 21, 1997, and is by and between 1999 Broadway Partnership ("Landlord") and H.S. Resources, Inc., a Delaware corporation ("Tenant").

         Whereas, the parties entered into that certain Agreement of Lease dated March 23, 1994 (the "Lease") concerning Premises described as Suite Nos. 3500 and 3600 in 1999 Broadway, Denver, Colorado; and

         Whereas, the parties wish to amend the Lease in certain respects as set forth herein.

         Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the adequacy and sufficiency of which is acknowledged by the parties, the parties agree as follows:

         1. Except as modified by this First Amendment, all provisions of the Lease remain in full force and effect. Capitalized terms used in this First Amendment which are not otherwise defined herein shall have the meanings set forth for them in the Lease. In the event of a conflict between any provision of this First Amendment and any provision of the Lease, the provision of this First Amendment shall control.

         2. The Premises consist of 35,166 rentable square feet located on floors 35 and 36 of the Building; (as used in this First Amendment, such space shall be referred to as the "Original Premises"). Effective on the later to occur of (i) June 1, 1997, or (ii) the Substantial Completion Date defined in Schedule A attached hereto, additional space consisting of 17,583 rentable square feet (the "Additional Premises") shall also be part of the space leased by the Tenant under the Lease and governed by the provisions of the Lease as amended by this First Amendment. Such later date shall be referred to as the "Amendment Commencement Date." The Original Premises and the Additional Premises may collectively be referred to as the "Expanded Premises." The Additional Premises are shown on Exhibit 1 attached hereto. Notwithstanding the foregoing, if the Substantial Completion Date does not occur before September 1, 1997 (the "Outside Date") due in whole or in part to Landlord Delay, then Tenant shall have the right to terminate this First Amendment by giving written notice of such termination that is actually received by Landlord by October 1, 1997, and if such notice is not received by Landlord by such date, the right to terminate set forth in this sentence shall be void. Notwithstanding the foregoing sentence, in the event that the failure of the Substantial Completion Date to occur by the Outside Date is a result of a delay in delivery to the Building of the carpeting selected by Tenant, through no fault or delay caused by Landlord, then such delay shall not constitute Landlord Delay. In the event that Tenant terminates this First Amendment as permitted by the provisions of this paragraph, then all provisions of the Lease excluding the provisions of this First Amendment shall remain in full force and effect as if this First Amendment had never been executed, and the Tenant's termination of this First Amendment shall be the Tenant's sole remedy and right with respect to the Substantial Completion Date being delayed beyond September 1, 1997. Tenant hereby expressly waives the right to seek or obtain any other legal or equitable remedies.

         3. Effective on the Amendment Commencement Date, the Expiration Date of the Lease shall be extended from June 30, 1999 to June 14, 2003. However, in the event that the Amendment Commencement Date occurs (or is deemed to occur under Schedule A) after June 13, 1997, the Expiration Date shall be extended beyond June 14, 2003 for the same number of days by which the Amendment Commencement Date is after June 13, 1997. The extended Expiration Date determined pursuant to the two preceding sentences shall be referred to as the "Extended Expiration Date." After the determination of the Extended Expiration Date under this paragraph, Tenant agrees to promptly execute, acknowledge and deliver to Landlord an instrument, in form mutually satisfactory to Landlord and Tenant, setting forth the Amendment Commencement Date and the Extended Expiration Date.

         4. Except as may be adjusted pursuant to paragraphs 5 and 6 below, from and after the Amendment Commencement Date each monthly installment of Base Rent payable by Tenant to Landlord shall be in the following amounts during the following periods of time:

   Period Of Time                                    Monthly Base Rent         Monthly Base        Total Monthly
                                                     for Floors 35 and       Rent for Floor 37       Base Rent 36
                                                     -----------------       -----------------       ------------
The one year period from and                                  $17,583.00           $19,414.56         $36,997.56
after the Amendment
Commencement Date

The 1 year period commencing                                  $17,583.00           $20,879.81         $38,462.81
the 1st anniversary of the
Amendment Commencement Date

The 1 year period commencing                                   $43,957.50          $22,345.06         $66,302.56
the 2nd anniversary of the
Amendment Commencement Date

The 1 year period commencing                                   $44,690.13          $23,810.31         $68,500.44
the 3rd anniversary of the
Amendment Commencement Date

The 1 year period commencing                                   $45,422.75          $25,275.56         $70,698.31
the 4th anniversary of the
Amendment Commencement Date

The period commencing the 5th                                  $46,888.00          $26,740.81         $73,628.81
anniversary of the Amendment
Commencement Date through
the Expiration Date

         5. If the Amendment Commencement Date does not occur on the first day of a calendar month, the amount of monthly installment of Base Rent for the 37th floor for the month in which the monthly installment rate changes shall be calculated by applying the applicable monthly rate to the number of days in the calendar month that such rate is in effect. The monthly installment of Base Rent for Floors 35 and 36 shall remain the current rate of $17,583 per month until the Amendment Commencement Date.

         6. In the event that the Aggregate Development Cost defined in Schedule A attached hereto is less than the amount of the Allowance specified in Schedule A, and provided an Event of Default by Tenant does not exist at the time Tenant is to be credited with savings, the amount of savings (up to a maximum of $87,915) shall be credited to the next succeeding Base Rent obligations of Tenant following the determination of the amount of savings. In the event that the Allowance exceeds the Aggregate Development Cost by more than $87,915, such savings in excess of $87,915 shall remain the sole property of Landlord. Schedule A and the exhibits thereto are a part of this First Amendment.

         7. Tenant's Pro Rata Share with respect to the Original Premises shall remain 5.53%, and the Base Year with respect to the Original Premises shall remain the calendar year of 1994. With respect to the Additional Premises, from and after the Amendment Commencement Date, Tenant's Pro Rata Share shall be 2.765%, and from and after the Amendment Commencement Date, the Base Year for purposes of determining Tenant's Share of Operating Expenses with respect to the Additional Premises shall be the calendar year of 1997.

         8. Effective on the Amendment Commencement Date, the reference in
Article 38 of the Lease to 37 non-reserved parking spaces in the off-site parking garage shall be changed to 55 non-reserved parking spaces in the off-site parking garage, and the reference to four non-reserved parking spaces in the on-site parking facility shall be changed to five non-reserved parking spaces in the on-site parking facility.

         9. Article 40 of the Lease, entitled "Option to Expand," and Article 42 of the Lease, entitled "First Right of Refusal," are hereby deleted.

         10. Article 41 of the Lease, entitled "Option to Renew" shall remain in effect but shall apply only to the five year period commencing on the date succeeding the Extended Expiration Date and expiring five years after the Extended Expiration Date. The following sentence shall be deleted from Article 43 of the Lease, entitled "Arbitration to determine Base Rent:" "If this arbitration proceeding is pursuant to Article 40, the arbitrator shall also be advised to assume the payment by Landlord of $19.25 per square foot of tenant finish costs (below the grid) and $6.00 of leasing commissions per square foot."

         11. Tenant represents and warrants that Tenant has dealt directly with (and only with) Cushman Realty Corporation as broker in connection with this First Amendment, and that insofar as Tenant knows no other broker negotiated this First Amendment or is entitled to any commission in connection therewith, and the execution and delivery of this First Amendment by Landlord shall be conclusive evidence that Landlord has relied upon the foregoing representation and warranty. Tenant agrees to indemnify Landlord and Cushman Realty Corporation from claims or commissions from any other brokers arising out of the execution of the First Amendment, except for those brokers who assert claims arising out of alleged dealings with the Landlord, and the foregoing indemnity shall also apply to attorney's fees which may be incurred by Landlord or Cushman Realty corporation as a result of Tenant's breach of its representations and warranties contained in this paragraph. Landlord shall be responsible for paying the commission to Cushman Realty Corporation in connection with the transactions contemplated by this First Amendment, pursuant to a separate agreement between Landlord and Cushman Realty Corporation.

         In Witness Whereof, the parties have executed this First Amendment on the dates specified below.

                                            LANDLORD:

                                            1999 BROADWAY PARTNERSHIP


                                            By:
                                               -------------------------------
                                               Mark W. Smith, authorized
                                                representative
                                            Date:  April 24, 1997

                                            TENANT:

                                            H.S. RESOURCES, INC., a Delaware
                                             corporation


                                            By:
                                               -------------------------------
                                               Signature
                                               Dale E. Cantwell Vice President
                                             Name and Title
                                             Date:  April 24, 1997

                                   SCHEDULE A
                             LANDLORD'S CONSTRUCTION

1.       Space Plan.

         Landlord and Tenant have agreed upon a Space Plan prepared by MCDS Inc. dated February 26, 1997, general revision April 23, 1997.

2.       Construction Drawings.

         (a) Tenant shall promptly and diligently furnish such information relative to the Additional Premises and devote such time with Landlord and an architect designated by Landlord as Landlord may deem necessary to prepare the Construction Drawings.

         (b) Landlord shall submit Construction Drawings to Tenant within 5 days after the information required to be provided by Tenant under paragraph 2(a) has been provided.

         (c) Tenant shall review and approve the Construction Drawings as expeditiously as reasonably possible. If the Construction Drawings are consistent with the Space Plan, and otherwise are reasonably complete and appropriate, as specified by Landlord's architect, Tenant's approval shall occur not later than 4 business days after the Landlord has submitted the Construction Drawings to Tenant.

         (d) Tenant's approval shall be evidenced by Tenant signing each page of the Construction Drawings. Tenant Delays in the approval process shall not alter Tenant's ensuing obligations. The work to be performed pursuant to the Construction Drawings shall be "Landlord's Construction."

         (e) Notwithstanding the foregoing provisions of this Section 2, in the event that the Construction Drawings are not mutually approved by Landlord and Tenant for any reason by May 2, 1997, the Outside Date defined in the First Amendment shall be extended on a day by day basis for each day that mutual approval of the Construction Drawings occurs after said date.

3.       Pricing Summary.

         (a) Landlord shall present the Pricing Summary in accordance with the format on Exhibit 1 attached hereto within 2 days after Tenant's approval of the Construction Drawings along with reasonable supporting detail, bids and costs.

         (b) Tenant will approve in writing the Pricing Summary within 4 business days after Landlord's submittal under paragraph 3(a) or will notify Landlord of any reasonable objection to such Pricing Summary within the same period. If Tenant presents reasonable objection to the Pricing Summary, Tenant and Landlord shall promptly meet and diligently work to resolve the issues. If the approved Pricing Summary shows that the Aggregate Development Cost will exceed the Allowance, Tenant shall have the option of making changes to the Construction Drawings so as to reduce or eliminate the amount of the Shortfall. However, if by doing so,

Tenant does not approve the Pricing Summary within the time specified in this paragraph, any such delay in the approval process will be deemed a Tenant Delay.

         (c) Upon approval of the Pricing Summary, Tenant will simultaneously make a 50% deposit of the Shortfall as defined in Exhibit 1. The balance and the cost of changes are to be paid by Tenant on the Substantial Completion Date defined below.

         (d) The parties agree that the Pricing Summary will be revised by Landlord and approved in writing by Tenant as an additional condition to Landlord's approving or performing any work different than that specified in the approved Space Plan and Construction Drawings. Simultaneously therewith, Tenant shall pay any additional amount necessary so that Tenant shall have paid at that time fifty percent (50%) of the newly calculated Shortfall (but this shall not be construed to entitle Tenant to a refund if fifty percent (50%) of the newly calculated Shortfall is less than that previously paid by Tenant).

         (e) In the event that the Pricing Summary is not mutually agreed by Landlord and Tenant by May 6, 1997, then the Outside Date defined in the First Amendment shall be extended on a day by day basis for each day that mutual approval of the Construction Drawings occurs after said date.

4.       Landlord's Construction.

         (a) Upon Tenant's approval of the Pricing Summary and Tenant's simultaneous payment of 50% of the Shortfall, Landlord, subject to the other terms and conditions of this Schedule A, shall proceed diligently to cause Landlord's Construction to be substantially completed by June 13, 1997, which date shall be extended on a day by day basis for each day that either the Pricing Summary or Construction Drawings are not approved by the dates specified in Sections 3(e) and 2(e) respectively. Landlord, its contractor and subcontractors shall diligently perform Landlord's Construction in accordance with the approved Construction Drawings and the approved Pricing Summary.

         (b) Landlord's construction of the Landlord's Construction shall proceed with diligence and continuity until completion, subject, however, to Force Majeure delays as defined in Schedule B to the Lease and subject to Tenant Delay.

         (c) Tenant's written acknowledgment of substantial completion under paragraph 17 below shall also constitute acknowledgment by Tenant that Landlord has fulfilled all of its obligations to Tenant under this Schedule A, subject to any Punch-List Items which are required to be completed. Landlord's obligations under this Schedule A conclude with the performance of any Punch-List Items described in paragraph 17 below.

5. Compliance. The Space Plan, Construction Drawings and Landlord's Construction shall meet with Landlord's approval and comply with all applicable codes, laws, rules and regulations governing the Building and the Additional Premises including ADA compliance, but Tenant shall remain solely responsible for ADA compliance related to Tenant's use of the Premises.

6. Tenant Changes. Changes to the approved Space Plan, approved Construction Drawings and Landlord's Construction may be made only with Landlord's prior written approval which shall not be unreasonably withheld. If the Aggregate Development Costs exceeds the Allowance due to such changes, or the amount by which the Aggregate Development Cost exceeds the Allowance is increased as a result of such changes, all costs incurred by virtue of such changes including labor and materials, architectural/engineering, plan reviews, estimating, coordinating, printing costs, and incidental expenses shall be paid in full by Tenant on the Substantial Completion Date to the extent not previously paid by Tenant under paragraph 3 above. Any such change approved in writing by Landlord shall be deemed part of the approved Construction Drawings. Any changes required by any governmental department affecting the construction of the Additional Premises shall be performed by Landlord in completing the Additional Premises and shall not be deemed to be a violation of the Space Plan, the Construction Drawings or Landlord's Construction, and shall be deemed automatically accepted and approved by Tenant.

7.       Tenant Delay.

         (a) If Landlord shall be delayed in substantially completing Landlord's Construction as a result of any act, neglect, failure or omission of Tenant, its servants, employees, invitees, licensees, agents, visitors, representatives, customers or contractors, including without limitation any of the following, such delays shall be deemed a "Tenant Delay," and Tenant shall be responsible for and pay any and all cost and expenses incurred by Landlord caused by Tenant Delay. As an illustration of the foregoing but not in limitation thereof, Tenant Delay is that delay caused by (a) the failure by Tenant to take any action under this Schedule A within the time period required by the terms of this Schedule; or (b) modifications, revisions and changes to the approved Space Plan, approved Construction Drawings and/or Landlord's Construction as requested by Tenant; or
(c) work performed by Tenant or entity engaged by Tenant which adversely affects the timing of Landlord's Construction; or (d) Tenant's failure to meet with Landlord and/or Landlord's architect or failure to provide information to Landlord required under this Schedule A in a timely manner; or (e) the request by Tenant for materials, finishes or installations (other than those included in Exhibit 2 attached hereto) which are not readily available at the time Landlord is ready to install the same; or (f) the failure by Tenant to pay in a timely manner any payment required to be made under this Schedule; or (g) any other unreasonable conduct of any kind or nature relating to the completion of the Additional Premises and engaged in by Tenant. Landlord shall not be liable for any damages caused by Tenant Delay.

         (b) No act or omission which would otherwise constitute a Tenant Delay shall be considered a Tenant Delay unless Tenant has received one (1) business day's written notice that an act or omission that would constitute a Tenant Delay has occurred or is about to occur and such act or omission continues after such notice, in which case the number of days following receipt of such notice shall be considered a Tenant Delay. Any such notice shall include an explanation as to how the act or omission is causing or potentially causing the delay.

         (c) If the Substantial Completion Date (as defined in paragraph 17 below) shall be delayed by reason of any Tenant Delay, the Substantial Completion Date shall nevertheless be deemed to occur as of the date that the Additional Premises would have been substantially completed but for any such Tenant Delay as agreed upon by the parties. If the parties do not agree within two (2) business days after the Landlord gives written notice to Tenant of Landlord's determination that the Substantial Completion Date is deemed to occur on a specified date, then the parties shall promptly commence an arbitration to determine whether the Substantial Completion Date shall be deemed to occur, and such arbitration shall be conducted pursuant to Article 43 of the Lease, as modified in Section 17 below. Provided Landlord promptly complies with any arbitration order, (i) Tenant's sole remedy in such arbitration proceeding if Tenant prevails is to enjoin Landlord to complete work which the arbitrator determines was not done as required or not done in a workmanlike manner, and (ii) Tenant expressly waives the right to seek or obtain any other legal or equitable remedies. When the Substantial Completion Date is determined or deemed to occur, Tenant's obligation to pay Rent for the Additional Premises shall commence as provided in the First Amendment.

         (d) Tenant shall pay to Landlord a sum equal to additional cost to Landlord in completing Landlord's Construction resulting from any Tenant Delay. Any such sums shall be in addition to all other sums payable under this Schedule A and shall be paid to Landlord within ten (10) days after Landlord submits an invoice to Tenant therefor with all reasonable supporting documentation and calculations.

8. Landlord Delay. Landlord Delay shall mean: (i) any act or omission constituting a default or negligence by Landlord, Landlord's contractor, the General Contractor, subcontractors, any sub-subcontractors or their employees or agents; (ii) the cost of repair of improperly constructed Landlord's Construction damaged by Landlord, Landlord's contractor, the General Contractor, any subcontractor, any sub-subcontractor or their employees or agents; (iii) additional testing or inspections which result in the reasonable rejection of Landlord's Construction; (iv) the cost of insurance deductibles and uninsured casualty losses; and delays in Landlord's Construction other than Tenant Delays or Force Majeure Delays. Additional construction costs caused by Landlord Delay shall be Landlord's responsibility and therefore shall not be part of the Allowance described in Section 10 below.

9.       Intentionally Left Blank.

10. Allowance. Landlord shall provide Tenant an Allowance not to exceed $439,575 to be applied to all costs ("Aggregate Development Cost") incurred by Landlord in performing all of its obligations under this Schedule A. The components of the Aggregate Development Cost are more specifically identified in the Pricing Summary attached hereto as Exhibit 1. Notwithstanding the foregoing, the Aggregate Development Cost excludes: (i) labor charges for overtime work or other costs associated with Landlord's Construction as a result of work performed otherwise than during normal business hours, except that ,5 overtime charges and costs incurred with respect to the construction of the stairwell shall be applied against the Aggregate Development Cost; and (ii) any costs incurred in connection with floor leveling.

11. Shortfall. Should the Allowance be greater than the Aggregate Development Cost, corresponding savings shall be either credited to Tenant or become the sole property of the Landlord as provided in Section 6 of the First Amendment to which this Schedule A is attached. Should the Aggregate Development Cost be greater than the Allowance, the total amount of such difference shall be the Shortfall as referred to in
Exhibit 1 attached to this Schedule A.

12. Directions. All directions to the architect and contractors shall be given solely by Landlord.

13. Standard Tenant Finish. Standard Tenant Finish specifications for the Building shall be defined by Exhibit 2 attached to this Schedule A. There shall be no credits for unused or substituted items on Exhibit 2.

14. Job Site Rules. Work by Tenant and/or any entity engaged by Tenant shall be performed solely upon the prior written approval of Landlord and in strict accordance with the Tenant Finish Job Site Rules and Regulations (Exhibit 3 attached hereto).

15. Payments by Tenant. The payments to be made by Tenant as provided in this Schedule A shall be collectible in the same manner as Additional Rent under the Lease whether or not the Substantial Completion Date shall have occurred. In the event of any default in the payment by Tenant of any amount due under this Schedule A in a timely manner, Landlord shall (in addition to all other remedies) have the same rights as in the event of a default by Tenant in the payment of Rent under the Lease and Landlord shall have no obligation to continue Landlord's Construction. In addition, Tenant shall not be permitted to commence occupancy of the Additional Premises if Tenant is then in material default hereunder, but all rental obligations with respect to such space shall nevertheless not be abated but shall continue to be the obligation of Tenant.

16.      Entry by Tenant.

         (a) Tenant hereby designates Dale Cantwell as its authorized agent ("Tenant's Agent') for the purposes of receiving and making communications on behalf of Tenant under this Schedule A.

         (b) Landlord agrees that prior to Substantial Completion of Landlord's Construction, Tenant's Agent shall have the right at any time during regular business hours to inspect the Additional Premises during the course of Landlord's Construction, and Tenant shall also be entitled reasonable access to the Additional Premises in order to install Tenant's fixtures and equipment (including telephone, communications and computer equipment, but excluding furniture) for use in the Additional Premises ("Tenant's Fixturization Work"). If Tenant has not been provided with sufficient time and access to complete Tenant's Fixturization Work prior to the Substantial Completion of Landlord's Construction, the Amendment Commencement Date and the Extended Expiration Date provided in the First Amendment shall be extended by the time period reasonably required by Tenant to complete the Tenant Fixturization Work, but in no event more than three (3) weeks) (the "Fixturization Period"). Without limiting the foregoing, Landlord agrees to allow Tenant access to install Tenant's telephone, communications and computer wiring in the Additional Premises prior to the completion of ceilings, and Tenant agrees that Tenant will cause such installation work to be commenced and completed within a reasonable period of time. Landlord shall be deemed to have provided Tenant with sufficient time and access to complete Tenant's Fixturization Work so long as Landlord provides such access at least twenty (20) days prior to the date specified in Section 4(a) of this Schedule A, as it may be delayed pursuant to the provisions of that Section, without interruption pursuant to Section 16(e). So long as Landlord provides such access pursuant to the preceding sentence, the failure of Tenant to timely complete Tenant's Fixturization Work for any reason, including but not limited to the unavailability of any party which will be providing telephone, communications or computer equipment for Tenant, or any other labor or materials relating to Tenant's Fixturization Work, shall be deemed a Tenant Delay.

         (c) Landlord shall make the freight elevator reasonably available to Tenant in connection with Tenant's initial decorating, furnishing and moving into the Additional Premises, and the cost of doing so to the extent that Landlord utilizes its own staff shall be borne solely by Landlord. Tenant shall not pay any costs for any after-hours staffing of the freight elevator or any after hours Building Services or utilities, should such after-hours use be necessary (including during Tenant's move-in over a weekend if applicable), except that if to accommodate Tenant's schedule, Landlord hires any outside contractor to staff the freight elevator or otherwise, Tenant shall reimburse Landlord for such costs. The General Contractor and subcontractors will not be charged for hoisting elevators in connection with any work related to Landlord's Construction. Such costs shall be at Landlord's cost and shall not be included in the services or general conditions of the General Contractor or any subcontractor. It is understood, however, that if after-hours staffing for any purpose is caused by Tenant Delays, the Tenant will be responsible for the direct costs of such staffing with no additional mark-ups or fees. Landlord will provide Landlord's normal general Building security throughout the duration of the project.

         (d) To the extent not covered by insurance carried by Tenant with respect to property damage (and all such policies of insurance shall contain "waiver of subrogation" clauses), and to the extent not covered by insurance carried by Landlord or the General Contractor with respect to property damage (and all such policies of insurance shall contain "waiver of subrogation" clauses) and subject to the terms and conditions of the Lease, Landlord indemnifies and agrees to protect, defend and to hold Tenant and its agents, contractors, officers and employees, harmless from and against any and all losses, costs, liabilities, damages, demands, claims, causes of action and expenses (including reasonable attorneys' fees and court costs) by reason of damage to the Additional Premises or the personal property or equipment of such parties, which may arise during the course of Landlord's Construction from construction of Landlord's Construction, and any other construction in or on the Building except Tenant's Fixturization Work, whether caused by Landlord, the General Contractor, any subcontractor employed by Landlord or the General Contractor, or anyone directly or indirectly employed by any of them.

         (e) Tenant agrees to indemnify and save harmless Landlord, its agents, representatives, officers, directors, shareholders, partners and employees from and against any and all claims, loss, liability, damage, fines, suits, demands, cost and expense, including without limitation, reasonable attorney's fees and disbursements, arising from or claimed to arise from (i) any act, neglect, or failure to act of Tenant or anyone entering the Additional

Premises or Building with Tenant's permission, (ii) the performance of Tenant's Fixturization Work, or (iii) any other reason whatsoever arising out of said entry upon the Additional Premises or Building.

         (f) Entry into the Additional Premises by Tenant or its agents to perform the Tenant Fixturization Work shall be without interference with the performance of Landlord's Construction. Any such entry for the aforesaid purpose shall be deemed under all the terms, covenants and conditions of the Lease as amended by the First Amendment. In the event Landlord, in its sole discretion, determines that the performance by Tenant or any of its agents of any Tenant Fixturization Work is impeding or impairing in any way the performance of Landlord's Construction, then, upon notice to Tenant, Tenant shall cease or cause the cessation of all such work until the receipt of written notification from Landlord that Tenant may once again enter the Additional Premises in order to perform Tenant Fixturization Work.

17. Substantial Completion. Landlord shall notify Tenant of the anticipated date of substantial completion of Landlord's Construction ("Substantial Completion Date") in a notice given at least five (5) business days prior to the Substantial Completion Date stated therein. Landlord and Tenant shall thereupon set a mutually convenient time for Tenant, Landlord and Landlord's General Contractor to inspect the Additional Premises and Landlord's Construction, at which time the parties shall agree upon punch-list items as defined below. "Substantial Completion" as used in this Schedule shall be deemed to occur when (a) Landlord's Construction has been substantially completed pursuant to the Construction Drawings, and certified to the parties by Landlord's architect; subject to decoration and minor mechanical or other punch-list items or adjustments that do not materially interfere with Tenant's use of the Additional Premises ("Punch-List Items"), and (b) a final inspection approval or other required written approval of governmental authority shall have been issued permitting Tenant to occupy the Additional Premises. Upon completion of the inspection, if the conditions of this paragraph have been met, Tenant shall acknowledge in writing that substantial completion of Landlord's Construction has occurred, and that the Additional Premises are accepted in their "as is" condition, subject to any Punch-List Items to be completed. Landlord shall diligently complete the Punch-List Items within a reasonable time after Tenant commences occupancy of the Additional Premises, and upon completion of the Punch List Items, "Final Completion" shall be deemed to have occurred. In the event Tenant shall fail to confer with Landlord and complete the above procedures in this paragraph with respect to the substantial completion of Landlord's Construction within five (5) business days after Landlord's notice setting forth the Substantial Completion Date, (x) Tenant shall have no right to enter the Additional Premises for the purposes of conducting its business therefrom until Tenant meets with Landlord in the Additional Premises to inspect the Additional Premises and Landlord's Construction, (y) Landlord's Construction shall be deemed completed and satisfactory in all respects and the Substantial Completion Date, if it has not then yet occurred, shall be deemed to have occurred on the date set forth in Landlord's notice as the Substantial Completion Date. If Landlord and Tenant do not agree that substantial completion of Landlord's Construction has occurred, or they do not agree as to the contents of the Punch-List Items, if any, Tenant shall specify in writing within one business day after the above described inspection, all of the manners in which substantial completion is claimed not to have occurred or in which the parties disagree as to Punch-List Items to be completed. Either party may thereafter submit any such dispute or any dispute concerning Final Completion to arbitration in accordance with the same procedures specified in Article 43 of the Lease entitled "Arbitration To Determine Base Rent," and all of the provisions relating to an arbitration proceeding as described in Article 43 (without regard to any provisions dealing with the calculation of Base Rent, which is irrelevant to the arbitration proceeding contemplated by this paragraph), including without limitation the binding nature of such proceeding, shall be applicable. If the Landlord is the substantially prevailing party in an arbitration proceeding pursuant to this paragraph, the time period to resolve such dispute shall be a Tenant Delay. If the Tenant is the substantially prevailing party then all delay shall be a Landlord Delay. The prevailing party in such arbitration shall be awarded its costs incurred therewith, including reasonable attorneys fees. Provided Landlord promptly complies with any arbitration order, (i) Tenant's sole remedy in such arbitration proceeding if Tenant prevails is to enjoin Landlord to complete work which the arbitrator determines was not done as required or not done in a workmanlike manner, and (ii) Tenant expressly waives the right to seek or obtain any other legal or equitable remedies.

18. Items to be Supplied by Landlord. Landlord shall supply without charge the items listed on Exhibit 4.

19. Exhibits. The following exhibits are attached to this Schedule A: 1) Pricing Summary; 2) Standard Tenant Finish; 3) Job Site Rules; and 4) Items Supplied by Landlord.

                                 PRICING SUMMARY
                             EXHIBIT 1 TO SCHEDULE A


               Date:____________________ Rev._____________________

TENANT:  H.S. Resources, Inc., a Delaware corporation

ARCHITECT/ENGINEER:____________________________________________________________

CONTRACTOR:____________________________________________________________________

PLANS AND SPECIFICATIONS:______________________________________________________


Construction Cost                        ________________

Architectural/Engineering/De sign
Other Costs                              ________________

Pre-Stocked Materials Cost               ________________

Subtotal                                 ________________

Project management and expenses @
5% of Subtotal payable to Landlord       ________________  ________________

         Aggregate Development Cost

Allowance                                                  $        439,575

Difference between Aggregate
Development Cost and Allowance
(Shortfall Payable by Tenant to
Landlord or Amount of Savings
to be allocated pursuant to Section
6 of the First Amendment)                                  ________________

Deposit @ 50%                                              ________________

Balance due on Substantial Completion Date                 ________________

Accepted and Approved by:



------------------------------          -----------------
Tenant's Authorized Agent               Date

                                                                        05/08/95


                                  1999 BROADWAY
                      STANDARD TENANT FINISH SPECIFICATIONS

1.0      FLOOR:

          1.1 Floors are lightweight concrete on metal deck with a steel trowel finish and level within industry tolerances. The floors are designed to support up to 50 p.s.f. live load with an additional allowance of 20 p.s.f. dead load (for suspended ceilings below and partitions).

          1.2 Carpeting shall be Designweave Tempest II or equivalent, 32 ounce face weight, cut pile of selected standard colors, glued down.

2.0      WALLS/PARTITIONS AND TRIM:

          2.1 Partitions between public corridors and tenant spaces will be built to the underside of the structure above. Construction shall be straight walls of 2-1/2" 25 ga. metal studs at 16" o.c., or 24" o.c. where permitted by the Building Code, with 5/8" gypsum board on each side. Gypsum board will be taped, sanded and ready to receive succeeding finishes.

          2.2 Demising partitions between two different tenant spaces will be built to the structure above. Construction shall be straight walls of 2-1/2" 25 ga. metal studs at 24" o.c. with 5/8" gypsum board on each side, and wall cavity filled with 2" sound attenuating batt insulation.

          2.3 Interior tenant partitions within a tenant space will be straight wall, 8'-6" high, fastened to the ceiling grid, 2-1/2" 25 ga. metal studs at 24" o.c. with 5/8" gypsum board on each side. Interior tenant partitions which penetrate the ceiling are not part of the standard tenant finish package.

          2.4 2-1/2" high straight rubber base will be provided on all appropriate vertical surfaces adjacent to floor carpeting.

                                  EXHIBIT 2 TO
                                   SCHEDULE A

WALLS/PARTITIONS AND TRIM CONT'D.

         2.5 All walls/partitions will be straight lengths. Where walls terminate at the building perimeter they shall meet either a mullion or a column. The method of closure between columns and the perimeter wall shall be friction supported black neoprene from floor to ceiling.

3.0      CEILINGS:

         3.1 All tenant ceilings will be on a non-fire rated 20" x 60" module with exposed suspension grid and noncombustible mineral fiber acoustical tile with deep relief, 3/4" routings dividing the surface into 20" squares; N.R.C. range .55-.65 Tile is stocked on unfinished tenant floors for installation during tenant finish. The suspension grid system was installed during base building construction.

         3.2 Ceiling height in tenant areas is normally 8'-6".

4.0      DOORS:

         4.1 Tenant entry doors (for entries to suites on multi-tenant floors) shall be 3'-0" x 8'-4" solid core flush wood, teak veneer to match base building (no exceptions). Doors shall be set in painted hollow metal frames and be equipped with hardware, i.e., locksets, closures, etc.

         4.2 Interior doors shall be 3'-0" x 8'-4" solid core flush wood, teak veneer, single leaf. Doors will be set in painted hollow metal frames and be equipped with stop hinges and latchset.

5.0      HARDWARE:

         5.1 Russwin lever type latchsets for interior tenant doors (4.2 above) and Russwin lever type locksets for tenant entry doors (4.1 above). All doors to receive butt hinges an door stops. Finish on all hardware to be US 26D brushed dull chrome finish. All locksets must be keyed to the building master and designated submasters).

6.0      PAINTING:

         6.1 All gypsum board finishes completed during base building construction (except in Landlord's core area utility-type rooms), and all gypsum board finished which are part of the standard tenant finish package will receive one coat of primer and one coat of eggshell or semi-gloss latex paint in a light-tone color (deeper tones may require additional coats which are of part of the standard tenant finish package).

         6.2 Hollow metal door frames will receive two coats of a color compatible with the wall color of semi-gloss latex paint over factory or field applied prime coat.

7.0      BUILDING PERIMETER WALLS AND WINDOW TREATMENT:

         7.1 Building perimeter walls are gypsum board at head and sill ready to receive succeeding finishes. Windows are reflective glass set in clear anodized aluminum frame.

         7.2 Narrow style horizontal blinds are installed at all perimeter windows as part of base building construction.

8.0      HEATING, VENTILATION AND AIR CONDITIONING ("HVAC"):

         8.1 Central plant facility (floors 3, 4, 29 and 30) and main trunk ductwork (all tenant floors), for a variable volume heating, ventilation and air conditioning system was installed as part of base building construction. It was designed such that it is capable of providing service to tenant areas during regular business hours or as otherwise defined in the Lease Agreement, such that the following a first-class office building:

              a. 72F during the heating season with outdoor dry bulb temperature of 5F.

              b. 76F at not more than 50% relative humidity during the cooling season with outdoor temperature up to 93F dry bulb and 64F wet bulb, with an occupancy rate of one (1) person per 125 square feet usable area, with a maximum electrical load, including light and power, of three (3) watts per rentable square foot.

HEATING, VENTILATION AND AIR CONDITIONING CONT'D.

         The above operational standards are contingent upon any energy regulation amendments dictated by local, state or federal agencies.

         8.2 Air distribution, which is part of the standard tenant finish package, shall be overhead with ducted supply and plenum return above the ceiling through recessed lighting fixtures (see 9.2) distributed evenly throughout the tenant space. in accordance with Tenant's lighting layout, and through the perimeter slot diffuser (the perimeter slot diffuser on each tenant floor was installed as part of base building construction).

         8.3 The HVAC system provide thirteen (13) perimeter temperature control zones per typical floor, with the distribution and zoning arranged per building standard design. Four (4) additional zones (interior) per typical floor may be arranged to accommodate the tenants layout.

         8.4 Special HVAC is not part of the standard tenant finish package. It shall be considered any HVAC which exceeds that which is normal for general offices in a first class high rise office building (special usage rooms are not considered general offices). Landlord reserves the sole right to determine, on a room-by-room basis, where Tenant's HVAC requirements are "special."

9.0      ELECTRICAL AND TELEPHONE SERVICES:

         9.1 Power availability is at approximately 5 watts per usable square foot. Landlord's engineer should be consulted for precise available power for Tenant's space.

         9.2 Lighting fixtures are Columbia 20" x 60" recessed fluorescent with low brightness parabolic contour louvers and energy efficient type ballast. Fixtures (currently stocked on each tenant floor) shall be set in exposed suspension ceiling grid and circuited during tenant construction. Fixtures are equipped with lamps (3100 Kelvin-warm). Fixtures in excess of 9 per 1000 rentable square feet are not included in the standard tenant finish package.

ELECTRICAL AND TELEPHONE SERVICES CONT'D.

         9.3 Wall switches with standard cover plates to control lighting fixtures (9.2 above) will be provided in an amount necessary to satisfy applicable Building Codes.

         9.4 Wall receptacles with standard cover plates for 110 volt single phase connected load will be provided as reasonably required by Tenant's working drawings. Receptacles will be 15 amp rated, 3-wire grounded units. Special receptacles (i.e., dedicated, special amperage, floor mount, etc.) are not part of the standard tenant finish package.

         9.5 Wall telephone outlets will be provided as reasonably required by Tenant's working drawings with 1/2" conduit "stubbed" above the ceiling. Tenant's telephone system, including but not limited to all wiring, equipment, main feed to core telephone room, and all wall cover plates, are not part of the standard tenant finish package. Tenant's phone system shall be located within tenant's usable space, and not in the building's core telephone room. All cabling (telephone, computer, television, etc.) which will be located above the ceiling must be "plenum rated" and independently supported.

         9.6 Illuminated exit signs shall be installed at the ceiling as required by the Building Code.

10.0     FIRE PROTECTION:

         10.1 Each floor of the building has been sprinklered with flush-mounted heads as part of base building construction on the basis of an open space plan. White covers shall be installed during tenant finish. Adjustments and additions to existing sprinkler head locations which are necessary to comply with the Building Code will be performed during tenant finish.

         10.2 Fire detection and fire-warning systems installed during base building construction shall be modified and supplemented in accordance with local fire and building codes.

11.0     TENANT IDENTIFICATION:

         11.1 A standard entry identification plaque (for tenants on multi-tenant floors only) in accordance with Landlord's Tenant Identification Signage Program as will be provided.

                                                                        03/01/93

                                  TENANT FINISH
                JOB SITE RULES AND REGULATIONS FOR 1999 BROADWAY

         The following rules and regulations are used for this project for the safety, benefit and convenience of all tenants, contractors and other persons in the building. PLEASE READ THESE RULES THOROUGHLY PRIOR TO COMMENCEMENT OF ANY WORK. It is the general contractor's responsibility to notify the subcontractors, workmen and suppliers to observe all such rules and regulations, and to enforce them accordingly.

         1. Prior to construction commencement, the general contractor shall deliver to Landlord a Certificate of Insurance of the following insurance policies for the general contractor and each subcontractor, naming 1999 Broadway Partnership and Winthrop Management (1999 Broadway, Suite 2405, Denver, Colorado 80202), their members, agents and employees as Additional Insureds:

         (i) Workers' Compensation Insurance in the statutory amount of $100,000,

         (ii) General Liability Insurance with minimum coverage of $1,000,000 combined single limit, or dual limits of:

                  (a)      B.I. (Bodily Injury) $1,000,000 each
                           occurrence/$1,000,000 aggregate; and

                  (b)      P.D. (Property Damage) $1,000,000 each
                           occurrence/$1,000,000 aggregate,

         (iii) Automobile Liability Insurance with minimum coverage of $1,000,000 combined single limit, or dual limits of:

                  (a) B.I. (Bodily Injury) $1,000,000 each person/ $1,000,000 each accident; and

                  (b)      P.D. (Property Damage) $1,000,000 each accident; and,

         (iv) Such other insurance as may be reasonably required by Landlord under the circumstances.


         The insurance company utilized must maintain a minimum rating of A+, class XII in the Best Insurance Guide (as updated from time to time) or be otherwise acceptable to the Landlord. Certificates must indicate the property name and address to be:

                                  EXHIBIT 3 TO
                                   SCHEDULE A

                            1999 Broadway (building)
                            1999 Broadway
                            Denver, Colorado 80202

         Each certificate must state that the Insurance Company will provide thirty (30) days' written notice to the Certificate Holder before the insurance may be cancelled or materially altered.

         2. The general contractor, at its sole expense, shall procure all permits relative to the construction work, and shall, during construction, comply with all applicable legal requirements. The construction work shall, once completed, comply with all applicable laws, ordinances, regulations, codes or orders of any state, municipal or other public authority affecting same, and with all requirements of the local fire rating insurance organization, the Denver Fire Department and other similar bodies.

         3. Landlord may require that hoardings be constructed around work areas and that all work be conducted and all tools and materials be kept behind such hoardings and that all cutting, drilling or other work of the noisy or vibrant nature be conducted outside occupied tenants' normal business hours.

         4. No build-out materials are to be taken from Landlord's stock unless contractors have obtained prior written approval to use such materials (in specified quantities) from Landlord. Landlord's representative must be present at the time contractors take possession of build-out materials from Landlord's stock or replenish materials to Landlord's stock. A complete list of materials is needed and 24 hours' notice required prior to pick-up.

         5. The general contractor is responsible at all times for keeping the premises and adjacent areas free from accumulations of waste material and/or rubbish caused by their subcontractors, workmen or suppliers. The general contractor is responsible for leaving the work area in a broom clean condition at the end of each work day. The general contractor is also responsible for the final cleanup which shall include but not be limited to light fixtures, windows and trim, entries and public space affected by the work. Any repair or cleaning cost incurred by Landlord relative to the general con tractor's work, including but not limited to delinquency in attending to repairs or cleaning shall be forwarded to the tenant/general contractor.

         6. Landlord may inspect construction areas at any time, and stop work if contractor is not in compliance with these rules and/or not performing work in accordance with plans and specifications approved by Landlord.

         7. The freight elevator is available for contractor and general building use from 7:00 a.m. to 3:30 p.m., Monday thru Thursday, Friday from 7:00 a.m. to 1:00 p.m. Stocking and/or movement up through the building of materials and/or equipment for tenant finish work shall be facilitated by use of the freight elevator only. Stocking shall take place only at scheduled times and only by use of the parking level loading dock. After hours use of the dock and elevator must be coordinated through the property management office. Contractors will not be provided exclusive use of the freight elevator at any time, though 24 hours' notice will enhance scheduling opportunities.

         All materials must be clearly identified prior to being hoisted. The maximum allowable load shall be 5000 pounds. The freight elevator is 5'-8" wide x 10'-0" long x 9'-0" high.

         8. Since there is inadequate room on site for dumpsters, contractors must arrange for removing trash from the building. Hauling trash on the freight elevator, and use of the dock for trash removal must be accomplished after hours and scheduled properly, with first priority given to tenants already in occupancy.

         9. All contractors, subcontractors, workmen and suppliers are required to use the loading dock entrance and freight elevator to gain access to and from floors under construction. No construction personnel are to use passenger elevators, other than if designated as a temporary construction elevator, and then only for floor-to-floor travel so as to avoid main lobby areas At no time shall contractors, workmen or suppliers transport equipment or supplies via the passenger elevators.

         10. The loading dock hours in the parking level are from 8:00 a.m. to 4:00 p.m., Monday thru Friday. The delivery of merchandise, supplies, fixtures and other materials or goods to and from the premises and all loading, unloading and handling shall be done only at such times as stated above.

         11. All "after-hours' work must be scheduled through the property management office. If a contractor deems it necessary to perform work before 7:00 a.m. or after 3:30 p.m. on any given day, it shall be that contractor's responsibility to submit a request accordingly to

Landlord before 3:00 p.m. on the day before. After hours work may not take place without Landlord's prior approval. Extra costs, if any, incurred by Landlord to facilitate contractor's after hours work, shall be reimbursed by the contractor.

         12. Construction crews shall provide their own parking. Any unauthorized vehicle in the loading dock or curb cut areas shall be ticketed and towed at its owner's expense.

         13. In that this building has sensitive fire and life safety systems, various precautions need be taken by contractors in order to avoid false alarms. These precautions will likely include "bagging" smoke detectors and/or periodically "pulling" fire alarm zones. Any work which may impact the fire and life safety systems must be coordinated through the property management office. Costs incurred by Landlord for false alarms will be passed on to tenant/general contractor as appropriate. Methods employed to avoid false alarms must not compromise life safety in the Building.

         14. Emergency lighting, life safety and energy management systems shall not be disconnected under any circumstances without prior written approval from Landlord. Upon receiving approval, the work shall be scheduled through the property management office 24 hours in advance. Work shall be done expeditiously and emergency facilities shall be restored immediately upon completion. Additionally, building personnel, who monitor all life safety systems, must be notified at 292-4470 prior to any such work being started. The final tie-in
(link) to the base building fire alarm system shall be performed by the appropriate base building subcontractor at the tenant finish general contractor's expense.

         15. No core drilling, concrete removal or structural steel alteration shall be performed without prior written approval of Landlord and Land lord's structural engineer. Coordination for timing of such work requires that the contractor notify Landlord at least 48 hours in advance. Brays are required prior to any and all core drilling. The contractor must take prudent precautions to ensure that no one (including occupants, visitors, building personnel, inspectors and workmen) will be exposed to potentially harmful rays.

         16. Temporary power is available at the electrical room on each floor. Additional power requirements beyond those provided shall be the responsibility of the contractor in need.

         17. All temporary lights shall be provided and maintained by the contractors. Contractors are responsible for turning off lights and breakers each night. Any lights or breakers left on without specific permission shall be turned off at Land lord's discretion.

         18. Landlord shall be notified 24 hours in advance before contractor cuts into any duct, sprinkler line, water meter, or before moving any air handling equipment, thermostat, etc. Additionally, a 24 hour notice shall be given prior to any varnishing or use of toxic materials so that ventilation requirements may be reviewed. Landlord reserves the right to withhold approval for contractor to use any materials which Landlord in its sole discretion deems could be harmful to the building or its occupants.

         19. Contractors, subcontractors, workmen end suppliers shall be required to use restrooms designated by Landlord for use by construction personnel. Damages shall be repaired at the damaging contractor's expense as reasonably determined by Landlord. Use of building restrooms other than those designated are restricted and are off limits to construction personnel. Restroom facilities shall be maintained by the general contractor.

         20. Janitorial closets shall become the general contractor's responsibility upon start-up of work. Upon completion of work, Landlord shall inspect the janitor closet and complete clean-up, routing, etc. Associated costs shall be forwarded to the tenant/general contractor, as appropriate. Janitor/electrical/telephone rooms may not be used for storage at any time.

         21. Contractors doing tenant finish work on an occupied floor are required to protect all finished floors and walls as necessary but with a minimum 6 mil. clear visqueen until all major deliveries have been received and all drywall work completed. Repairs for any associated damage shall be the responsibility of the general contractor. Each contractor will be responsible for properly protecting and safeguarding his work. The Landlord shall not in any way be held liable for damage or loss to any contractor's work. Damage shall, however, be paid for by the damaging contractor as determined solely by Landlord.

         22. Contractors shall only be allowed access to the specific floors on which they are working. All other areas are considered off limits.

         23. Any access required into a finished area shall be coordinated by the general contractor through Landlord. The contractor shall then assume complete responsibility for the area and shall bear all costs for repair to any damaged work.

         24. Any damage to existing base building work on tenant floors shall be the responsibility of the damaging contractor as determined by Landlord.

         25. Landlord shall have sole determination with respect to the appropriate incidental charges (i.e., damage or non-compliance charges) allocated to tenants/ contractors.

         26. Landlord cannot guarantee the general contractors' security on the individual tenant finish floors. Security shall be the responsibility of the individual general contractor. Landlord must be provided two (2) master keys for each "lock-off" area under the control of a general contractor.

         27. Provisions for contractors' job site telephones shall be each individual contractor's responsibility.

         28. Final fire alarm tie-in shall be performed by Dynamic Controls at Contractor's expense. No exceptions will be considered (761-8124 Dan Lichtenwalter).

         29. All safety rules and regulations, state and federal, must be observed at all times. All contractors shall cooperate in every detail with any and all other safety requirements imposed by Landlord.

         30. Information relative to any toxic or flammable materials shall be provided to the Landlord before such materials are brought into the building. Contractors must adhere to all federal, state and local codes pertaining to hazardous materials. Contractor must supply appropriate documentation including but not limited to Material Safety Data Sheets covering materials used on this job. All hazardous and toxic materials must be stored in original containers with D.O.T. approved labels in a location specified by building management. Landlord reserves the right to restrict and/or deny toxic or flammable materials in the building.

         31. Proper working attire shall be worn at this project at all times.

         32. Each contractor shall be responsible for providing and maintaining his own first aid kit.

         33. All contractors personnel shall report to the dock master's office to be provided with a security badge prior to commencing any work in the building.

         34. If the general contractor is engaged directly by a tenant, then the tenant is ultimately responsible for the general contractor, their subcontractors, workmen and suppliers. Any action detrimental to the building and/or its tenants shall become the sole responsibility of that tenant. Landlord also retains the right to deny building access to any individual(s) permanently or temporarily if in Landlord's sole discretion such individual(s) commits any action which could be considered detrimental to the building, its personnel and/or its tenants.

         35. Contractors, subcontractors and suppliers shall be responsible for submitting lien releases at the time final payment is made. If such lien releases are received by tenants, they should be forwarded to the Landlord.

         36. Regulations supplemental to those above may be incorporated as part of these site rules if deemed appropriate by Landlord.

                                    EXHIBIT 4
                        ITEMS TO BE SUPPLIED BY LANDLORD


ITEM                                            QUANTITY                                   COMMENTS
----                                            --------                                   --------
Light Fixtures (20"x60")                           158                          Additional units @ $250 each

Whip Cables (for fixture-to-fixture                158
connections)                                                                    Additional units @ $21 each

6" Diffusers                                       As required

6" Flex Duct                                       As required

6" Spin-in Adapters                                As required

Ceiling Tile                                       As required

Ceiling Box Connectors                             As required



NOTE: All items are building standard, and are available from Landlord only in standard sizes, colors, lengths, functions, etc.